UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934
Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
CHARAH SOLUTIONS, INC.
(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

CHARAH SOLUTIONS, INC.
12601 Plantside Drive
Louisville, KY 40299
NOTICE OF ACTION PURSUANT TO WRITTEN CONSENT
OF THE STOCKHOLDERS
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
     , 2022
Dear Stockholder:
We are furnishing the accompanying Information Statement to the stockholders of Charah Solutions, Inc. (together with its subsidiaries, the “Company,” “we,” “us” or “our”) to advise you that stockholders representing approximately 72.43% of the voting power of our outstanding voting stock, as of the date of such consent, have approved by written consent a proposal to approve and adopt an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “certificate of incorporation”) to effect a reverse stock split of our issued and outstanding common stock, par value $0.01 per share (the “common stock”), by a ratio of one new share for every ten shares of common stock (the “Reverse Stock Split”), at any time before February 1, 2023 in the sole discretion of the board of directors without further approval or authorization of the Company’s stockholders.
On November 14, 2022, our board of directors unanimously approved, and recommended that our stockholders approve, the form of amendment to our certificate of incorporation to effect the Reverse Stock Split.
As the action set forth in this Notice and the accompanying Information Statement has been duly authorized and approved by the written consent of the holders of a majority of our issued and outstanding voting securities, as further detailed in this Information Statement, your vote or consent is not requested or required to approve the action. The accompanying Information Statement is provided solely for your information, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. This Notice and the accompanying Information Statement also serve as the notice required by Section 228(e) of the Delaware General Corporation Law (the “DGCL”) of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders.
You are urged to read the accompanying Information Statement in its entirety.
The accompanying Information Statement is being mailed on or about      , 2022 to stockholders of record as of the close of business on November 23, 2022. In accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, the Reverse Stock Split will become effective no sooner than 20 calendar days after the mailing of the accompanying Information Statement.
We thank you for your continued support.
Very truly yours,

Jonathan Batarseh
President and Chief Executive Officer

NOTICE ABOUT INFORMATION CONTAINED IN THIS INFORMATION STATEMENT
You should assume that the information in this Information Statement or any supplement is accurate only as of the date on the front page of this Information Statement. Our business, financial condition, results of operations and prospects may have changed since that date and may change again.

i

CHARAH SOLUTIONS, INC.
INFORMATION STATEMENT

       , 2022

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
SUMMARY
We are furnishing this Information Statement to the stockholders of record of Charah Solutions, Inc. (together with its subsidiaries, the “Company,” “we,” “us” or “our”) in connection with a written consent in lieu of a special meeting, dated November 23, 2022, executed and delivered to the Company by the holders of approximately 72.43% of the voting power of our outstanding voting stock, outstanding as of the date of such consent.
The written consent was effected in accordance with the Delaware General Corporation Law (the “DGCL”), our Amended and Restated Certificate of Incorporation, as amended (our “certificate of incorporation”) and our Amended and Restated Bylaws, as amended (our “bylaws”), which permit any action which may be taken at a meeting of our stockholders to also be taken by written consent of our stockholders holding outstanding stock having at least the number of votes necessary to approve such action at a meeting at which all shares entitled to vote thereon were present and voted. The action taken by written consent of our stockholders dated on November 23, 2022 required the approval of the holders of a majority of our outstanding shares of (i) common stock, par value $0.01 per share (the “common stock”), voting as a single class on an as-converted basis, (ii) Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), voting as a separate class, and (iii) Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “preferred stock,” and the preferred stock, together with the common stock, the “voting stock”), voting as a separate class.
This Information Statement will be mailed on or about      , 2022 to holders of our outstanding common stock of record as of the close of business on November 23, 2022, which we refer to as the “record date” for mailing. On that date, there were 33,795,850 shares of our common stock, 26,000 shares of Series A Preferred Stock and 30,000 shares of Series B Preferred Stock issued and outstanding. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the action will become effective on or after      , 2022 which is 20 calendar days following the date on which we first mail this Information Statement to our stockholders.
On November 14, 2022, our board of directors, acting by unanimous written consent, approved, and recommended that our stockholders approve, a proposal to approve and adopt the amendment to our certificate of incorporation (the “Certificate of Amendment”), the form of which is attached as Annex A to this Information Statement and incorporated herein by reference, to effect a reverse stock split of our issued and outstanding common stock by a ratio of one new share for every ten shares of common stock (the “Reverse Stock Split”).
Holders of a majority of our outstanding voting stock acting by written consent in lieu of a special meeting on November 23, 2022 approved and adopted the Certificate of Amendment to effect the Reverse Stock Split, at any time before February 1, 2023, in the sole discretion of the board of directors without further approval or authorization of the Company’s stockholders.
This Information Statement contains a summary of the material aspects of the actions relating to the Reverse Stock Split approved by the board of directors and the holders of a majority of our outstanding voting stock.

FORWARD-LOOKING STATEMENTS
This Information Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical fact included in this Information Statement, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Information Statement, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
We caution you that these forward-looking statements are subject to a number of risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Should one or more of the risks or uncertainties described in this Information Statement occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.
All forward-looking statements, expressed or implied, included in this Information Statement are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Information Statement.

ABOUT THIS INFORMATION STATEMENT
What is the purpose of this Information Statement?
This Information Statement is being furnished to you pursuant to the requirements of the Exchange Act and the DGCL to notify you of a corporate action taken by a majority of the holders of our outstanding voting stock pursuant to a written consent. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect this action as early as possible to accomplish the purposes described below, our board of directors elected to seek the written consent of a majority of the holders of our outstanding voting stock in lieu of a special meeting. We are making this Information Statement available to you on or about    , 2022. The Company is not soliciting your proxy or consent and you are not being asked to take any action in connection with this Information Statement.
Who is entitled to notice?
Each holder of record of outstanding shares of our common stock as of the close of business on November 23, 2022, the record date, other than those holders who executed and delivered to the Company the written consent, is entitled to notice of the action to be taken pursuant to the written consent.
What actions were approved by the written consent of holders of a majority of our outstanding voting stock?
Pursuant to a written consent dated November 23, 2022, holders of a majority of our outstanding common stock, voting as a single class on an as-converted basis, and of our Series A Preferred Stock and Series B Preferred Stock, voting as separate classes, authorized, approved and adopted, in accordance with Sections 228 and 242 of the DGCL, a proposal to approve and adopt the Certificate of Amendment to effect the Reverse Stock Split at any time before February 1, 2023, in the sole discretion of the board of directors without further approval or authorization of the Company’s stockholders.
What constitutes the voting stock of the Company?
The voting power entitled to vote on the action taken consists of the vote of the holders of a majority of the Company’s outstanding voting stock as of the record date. As of the record date, there were 33,795,850 shares of our common stock, 26,000 shares of our Series A Preferred Stock and 30,000 shares of our Series B Preferred Stock issued and outstanding. Each share of common stock entitles the holder thereof to one vote on each matter submitted to our stockholders. The holders of the Series A Preferred Stock and Series B Preferred Stock vote together as a single class with the common stock on an as-converted basis and also have rights to vote as separate classes on certain matters impacting the Series A Preferred Stock and Series B Preferred Stock, including the Certificate of Amendment. As of the record date, the holders of the Series A Preferred Stock and Series B Preferred Stock were entitled to 12,998,589 and 17,241,379 votes, respectively, on an as-converted basis.

OUTSTANDING VOTING SECURITIES AND CONSENTING STOCKHOLDERS
As of the record date, there were 33,795,850 shares of our common stock, 26,000 shares of our Series A Preferred Stock and 30,000 shares of our Series B Preferred Stock issued and outstanding. Each share of common stock entitles the holder thereof to one vote on each matter submitted to our stockholders. The holders of the Series A Preferred Stock and Series B Preferred Stock vote together as a single class with the common stock on an as-converted basis and also have rights to vote as separate classes on certain matters impacting the Series A Preferred Stock and Series B Preferred Stock, including the Certificate of Amendment. As of the record date, the holders of the Series A Preferred Stock and Series B Preferred Stock were entitled to 12,998,589 and 17,241,379 votes, respectively, on an as-converted basis.
Pursuant to Section 242 of the DGCL and Section 12.1(B) of the certificate of incorporation, the affirmative vote of the holders of a majority in voting power of the outstanding voting stock, voting together as a single class, is required to amend the certificate of incorporation.
Additionally, under the Certificate of Designations of Series A Preferred Stock, dated March 16, 2020, and Certificate of Designations of Series B Preferred Stock, dated November 14, 2022, the affirmative vote of the holders of a majority of the outstanding shares of each of the Series A Preferred Stock and Series B Preferred Stock, respectively, voting as separate classes, is required to amend the certificate of incorporation.
Pursuant to Section 228 of the DGCL, Section 6.1 of our certificate of incorporation and Section 2.14(A) of our bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
On November 23, 2022, stockholders owning an aggregate of 16,139,399 million shares of our common stock, 26,000 shares of our Series A Preferred Stock and 30,000 shares of our Series B Preferred Stock, which represented approximately 72.43% of our total outstanding voting power, including 47.76% of the outstanding common stock, 100% of the outstanding Series A Preferred Stock and 100% of the Series B Preferred Stock, executed and delivered to the board of directors the written consent approving and adopting the Certificate of Amendment to effect the Reverse Stock Split, at any time before February 1, 2023, in the sole discretion of the board of directors without further approval or authorization of the Company’s stockholders. The stockholders that delivered the written consent are all affiliates of Bernhard Capital Partners Management, LP (“BCP”), which directly and indirectly through certain affiliates, beneficially own (or otherwise have the right to vote or direct the vote of) more than 50% of the outstanding shares of our voting stock.

THE REVERSE STOCK SPLIT
General
Our board of directors and the holders of the majority of the outstanding shares of our voting stock have approved and adopted an amendment to our certificate of incorporation to effect a reverse stock split of our issued and outstanding common stock at a ratio of 1-for-10, without reducing the number of authorized shares of common stock, to be effected in the sole discretion of the board of directors without further approval or authorization of the Company’s stockholders.
Assuming the Reverse Stock Split is completed as expected, the Reverse Stock Split will become effective at the time specified in the Certificate of Amendment to be filed with the Delaware Secretary of State, which effective time will occur no earlier than 20 days after the mailing of this Information Statement to our stockholders. The form of the Certificate of Amendment is attached as Annex A to this Information Statement. The exact timing of the filing of the Certificate of Amendment will be determined by the board of directors at its discretion, which may include an evaluation as to when such action will be the most advantageous to the Company and its stockholders.
Reasons for the Reverse Stock Split
The primary purpose of the Reverse Stock Split is to increase the per share market price of our common stock. Further, this may increase the acceptability of the common stock to long-term investors who may not find our shares attractive due to the trading volatility often associated with stocks below certain prices, or make the common stock eligible for investment by brokerage houses and institutional investors that have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. We believe the Reverse Stock Split will also help ensure that the Company maintains compliance with applicable continued listing standards with respect to the closing price of our common stock. The reduction in the number of issued and outstanding shares of common stock as a result of the Reverse Stock Split is, absent other factors, expected to proportionately increase the market price of our common stock to a level above the current market trading price.
While our board of directors believes that the shares of common stock will trade at higher prices than those which have prevailed in the recent past, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the Reverse Stock Split because there are numerous factors and contingencies which could affect our market price. Further, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of the common stock. As a result, we cannot assure you that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the common stock will increase following the Reverse Stock Split or that the market price of the common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of the common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of the common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of the common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.
Additionally, the liquidity of trading in the common stock may be harmed by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the expected increase in the per share stock price as a result of the Reverse Stock Split is not sustained. In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of the common stock. Following the Reverse Stock Split, the resulting per share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of the common stock may not improve.
Effect of the Reverse Stock Split
As a result of the Reverse Stock Split, every ten shares of our common stock issued and outstanding prior to the Reverse Stock Split will be automatically combined into one share of common stock. The Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of common stock. The Reverse Stock

Split will affect all of our stockholders uniformly and will not change any stockholder’s percentage ownership interest in the Company, except for such changes as may result from the treatment of fractional shares as described in more detail below.
The Reverse Stock Split will not change the terms of the common stock. The Reverse Stock Split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. Following the Reverse Stock Split, we will continue to be subject to the periodic reporting requirements of the Exchange Act.
As described in more detail below, the Reverse Stock Split will have the effect of increasing the number of authorized but unissued shares of common stock. This increase in shares of common stock available for issuance could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law or the requirements of an applicable stock exchange) in one or more transactions that could make a change in control or takeover of the Company and the removal of incumbent management more difficult. For example, additional shares of common stock could be issued by the Company so as to dilute the stock ownership or voting power of persons seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of stockholders. Such dilution will cause a party attempting a takeover to be required to buy more shares of common stock and to expend additional resources to accomplish a takeover. The Reverse Stock Split is not part of a plan by management to affect the ability of third parties to take over or change control of the Company, nor are we currently contemplating any such anti-takeover plan.
We will also adjust and proportionately decrease the number of shares of the common stock issuable upon exercise or vesting of, and adjust and proportionately increase the exercise price of, existing equity awards under our stock plan and other outstanding convertible instruments, include our preferred stock, pursuant to the terms thereof. In addition, as of the effective time of the Reverse Stock Split, we will adjust and proportionately decrease the number of shares of common stock that may be the subject of future grants or awards under our stock plan.
Our directors and executive officers have no substantial interests, directly or indirectly, in the Reverse Stock Split, except to the extent of their ownership of shares of the common stock and securities convertible or exercisable for the common stock, which shares and securities would be subject to the same proportionate adjustment in accordance with the terms of the Reverse Stock Split as all other outstanding shares of the common stock and securities convertible into or exercisable for the common stock.
Authorized Shares of Common Stock
We are currently authorized under our certificate of incorporation to issue up to a total of 200,000,000 shares of common stock. While the Reverse Stock Split will decrease the number of outstanding shares of common stock, it will not change the number of authorized shares under our certificate of incorporation. Consequently, the Reverse Stock Split will have the effect of increasing the number of shares of common stock available for issuance under our certificate of incorporation.
Our board of directors believes that the availability of additional authorized but unissued shares of common stock will provide the Company with additional flexibility to issue additional shares of common stock for a variety of general corporate purposes as our board of directors may determine to be desirable including, without limitation, raising capital, future financings, investment opportunities, acquisitions, or other distributions. Our board of directors has not authorized the Company to take any action with respect to the additional shares that would be available for issuance as a result of the Reverse Stock Split, and the Company currently does not have any definitive plans, arrangements or understandings with respect to the issuance of the additional shares of common stock that would be available for issuance as a result of the Reverse Stock Split, except that a portion of such additional shares may be issued upon the conversion or exercise of outstanding convertible instruments, including upon conversion of shares of our outstanding preferred stock.
The issuance of additional shares of common stock available for issuance as a result of the Reverse Stock Split may occur at times or under circumstances as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the present holders of common stock.

Fractional Shares
The Reverse Stock Split will affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in such stockholder owning a fractional share. No fractional shares will be issued. Instead, stockholders that would otherwise be entitled to receive a fractional share will: (i) for a fractional share is greater than or equal to one-half share, have such fractional share rounded up to the nearest whole share; or (ii) for a fractional share that is less than one-half share, receive a cash payment for the fair value of such fractional share. The cash to be paid for a fractional share that is less than one-half share will be equal to the product obtained by multiplying (x) the closing price per share of the common stock as reported on the New York Stock Exchange as of the effective date of the Reverse Stock Split, by (y) the fraction of such share.
Accounting Treatment
The par value of the common stock will remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the common stock will be reduced proportionally from its present amount, and the additional paid-in capital account will be increased by the amount by which the stated capital is reduced. The per share common stock net income or loss and any other per common share amount will be increased because there will be fewer shares of the common stock outstanding and we will adjust historical per share amounts set forth in our future financial statements. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.
Material U.S. Federal Income Tax Considerations Related to the Reverse Stock Split
The following is a general summary of the material U.S. federal income tax considerations related to the Reverse Stock Split that may be relevant to U.S. Holders (as defined below) of our common stock that hold our common stock as a “capital asset” (generally property held for investment), but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position with respect to the tax consequences of the Reverse Stock Split described below.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax consequences applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:
•	persons that are not U.S. Holders;
•	U.S. Holders who hold common stock through non-U.S. brokers or other non-U.S. intermediaries;
•	banks, insurance companies or other financial institutions;
•	tax-exempt or governmental organizations;
•	dealers in securities or foreign currencies;
•	persons whose functional currency is not the U.S. dollar;
•	real estate investment trusts or regulated investment companies;
•	corporations that accumulate earnings to avoid U.S. federal income tax;
•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
•	persons subject to the alternative minimum tax;
•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and
•
persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO BE TAX ADVICE. THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT MAY NOT BE THE SAME FOR ALL HOLDERS OF OUR COMMON STOCK. HOLDERS OF OUR COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) which has made a valid election under applicable Treasury Regulations to be treated as a United States person.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) to consult their tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split to them.
The Reverse Stock Split should be treated as a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss as a result of the Reverse Stock Split, except as described below with respect to cash received in lieu of a fractional share of our common stock. A U.S. Holder’s aggregate tax basis in its post-Reverse Stock Split shares of our common stock should equal the aggregate tax basis of its pre-Reverse Stock Split shares of our common stock (excluding any portion of such tax basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period in its post-Reverse Stock Split shares of our common stock should include the holding period in its pre-Reverse Stock Split shares of our common stock. A U.S. Holder that holds shares of our common stock acquired on different dates and at different prices should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of common stock it holds after the Reverse Stock Split.
A U.S. Holder that receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis in its shares of our common stock allocable to the fractional share. Such capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period in the fractional share is greater than one year as of the effective date of the Reverse Stock Split. Special rules may apply to certain U.S. Holders to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to such U.S. Holder. Holders of our common stock should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.
Information Reporting and Backup Withholding
A U.S. Holder (other than one that is a corporation or other exempt recipient that certifies as to such status if requested) may be subject to information reporting and backup withholding when such holder receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below provides information about the beneficial ownership of voting stock as of November 23, 2022, by each person known by the Company to beneficially own more than 5% of the outstanding shares of any class or series of the voting stock as well as by each person who has been a director, director nominee or named executive officer (and each associate thereof) at any time since the beginning of the last fiscal year and by all directors and executive officers as a group. In computing the number of shares beneficially owned, shares deemed outstanding include shares of restricted common stock, given such shares have voting rights. The ownership percentage is based on 33,795,850 shares of common stock, 26,000 shares of Series A Preferred Stock and 30,000 shares of Series B Preferred Stock, in each case, outstanding as of November 23, 2022. Except as otherwise indicated in the footnotes below, each of the persons named in the table has sole voting and investment power with respect to the securities indicated as beneficially owned by such person, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address for each of the beneficial owners is c/o Charah Solutions, Inc., 12601 Plantside Drive, Louisville, Kentucky 40299.
Until conversion, the holders of the preferred stock vote together with our common stock on an as-converted basis and also have rights to vote as a separate class on certain customary matters impacting the preferred stock.
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock	Number of Shares of Series A Preferred Stock	Percentage of Series A Preferred Stock	Number of Shares of Series B Preferred Stock	Percentage of Series B Preferred Stock	Percentage of Voting Stock
Principal Stockholders:
BCP Energy Services Fund-A, LP	7,597,932(1)	22.48%	—	—	—	—	11.87%
BCP Energy Services Fund, LP	5,483,597(1)	16.23%	—	—	—	—	8.56%
Charah Holdings LP	3,054,816(1)	9.04%	—	—	—	—	4.77%
Charah Preferred Stock Aggregator, LP	—	—	26,000	100.0%	30,000	100.0%	47.22%
Portolan Capital Management, LLC, and related parties	1,782,052(2)	5.27%	—	—	—	—	2.78%
American Century Investment Management, Inc., and related entities	2,532,394(3)	7.49%	—	—	—	—	3.95%
B. Riley Securities, Inc.	2,888,889(4)	8.55%	—	—	—	—	4.51%
North Run Capital L.P., and related parties	2,137,500(5)	6.32%	—	—	—	—	3.34%
Directors and Named Executive Officers:
Scott Sewell(6)	502,262	1.49%	—	—	—	—	*
Jonathan Batarseh	—	—	—	—	—	—	—
Joe Skidmore	3,427	*	—	—	—	—	*
Robert Decensi	—	—	—	—	—	—	—
Roger D. Shannon(7)	106,918	*	—	—	—	—	*
Jack A. Blossman, Jr.	83,228	*	—	—	—	—	*
Mignon L. Clyburn	61,973	*	—	—	—	—	*
Robert C. Flexon	102,557	*	—	—	—	—	*
Timothy J. Poché	—	—	—	—	—	—	—
Timothy Alan Simon	2,411	*	—	—	—	—	*
Mark Spender	—	—	—	—	—	—	—
Kenneth Young	—	—	—	—	—	—	—
L.W. “Bill” Varner	—	—	—	—	—	—	—
Dennis T. Whalen	26,667	*	—	—	—	—	*
Directors and Executive Officers as a Group (14 Persons)(8)	889,443	2.63%	—	—	—	—	1.39%
*	Less than 1%.
(1)
This information is based on the Form 4 filed with the SEC on November 22, 2022. BCP’s interest is held through Charah Holdings LP (“Charah Holdings”), BCP Energy Services Fund-A, LP and BCP Energy Services Fund, LP (collectively, the “BCP Energy Services Funds”) and Charah Preferred Stock Aggregator, LP. The general partner of Charah Holdings is Charah Holdings GP LLC. Charah Holdings GP LLC is owned by the BCP Energy Services Funds. The general partner of Charah Preferred Stock Aggregator, LP is Charah Preferred Stock Aggregator GP, LLC. The general partner of both the BCP Energy Services Funds and of Charah Preferred Stock Aggregator GP, LLC is BCP Energy Services Fund GP, LP, and the general partner of BCP Energy Services Fund GP, LP, is BCP Energy Services Fund UGP, LLC. BCP Energy Services Fund UGP, LLC is managed by J.M. Bernhard, Jr. and Jeff Jenkins. Each of the BCP entities and Messrs. Bernhard and Jenkins may be deemed to beneficially own such shares directly or indirectly controlled, but each disclaims beneficial ownership of such shares in excess of its or his pecuniary interest therein. Company directors, Messrs. Poché and Spender collectively own less than 5% of a general partnership which owns less than 5% of each of BCP Energy Services Fund, LP and BCP Energy Services Fund-A, LP. The address of each of the BCP entities and Messrs. Bernhard and Jenkins is 400 Convention Street, Suite 1010, Baton Rouge, Louisiana 70802.
(2)
This information is based upon a Schedule 13G filed with the SEC on November 22, 2022, directly by Portolan Capital Management, LLC and indirectly by George McCabe, each of whose address is 2 International Place, FL 26, Boston, MA 02110. The Schedule 13G reports that each of Portolan Capital Management, LLC and George McCabe has sole voting and sole dispositive power over 1,782,052 shares of common stock.

(3)
This information is based upon a Schedule 13G filed with the SEC on February 4, 2022, jointly by American Century Capital Portfolios, Inc., American Century Companies, Inc., American Century Investment Management, Inc., and Stowers Institute for Medical Research, each of whose address is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111. The Schedule 13G reports that each of American Century Companies, Inc., American Century Investment Management, Inc., and Stowers Institute for Medical Research has sole voting power over 2,478,473 shares of common stock, shared voting power over no shares of common stock and sole dispositive power over 2,532,394 shares of common stock; and American Century Capital Portfolios, Inc. has sole voting and dispositive power over 1,953,177 shares of common stock and shared voting and dispositive power over no shares.

(4)
This information is based upon a Schedule 13D filed with the SEC on August 13, 2021, jointly by B. Riley Financial, Inc. (“B. Riley”), B. Riley Securities, Inc., and Bryant R. Riley. B. Riley, B. Riley Securities, Inc., and Bryant R. Riley each have shared voting and dispositive power over 2,888,889 shares of common stock and sole voting and dispositive power over no shares of common stock. The address of each of B. Riley, B. Riley Securities, Inc., and Bryant R. Riley is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.

(5)
This information is based upon a Schedule 13G filed with the SEC on February 14, 2022, jointly by North Run Capital, L.P., North Run Advisors, LLC, Todd B. Hammer and Thomas B. Ellis, each of whose address is 62 Walnut Street, Wellesley, MA 02481. The Schedule 13G reports that each of North Run Capital, L.P., North Run Advisors, LLC, Todd B. Hammer and Thomas B. Ellis has shared voting and shared dispositive power over 2,137,500 shares of common stock.

(6)	On November 14, 2022, Mr. Sewell resigned as the Company’s President and Chief Executive Officer.
(7)	Mr. Shannon resigned as the Company’s Chief Financial Officer effective October 17, 2022.
(8)
Includes the beneficial ownership of the voting stock as of November 23, 2022, for Messrs. Batarseh, Blossman, Decensi, Flexon, Poché, Sewell, Shannon, Spender, Simon, Whalen, Young and Varner and Ms. Clyburn.

WHERE YOU CAN FIND MORE INFORMATION
The Securities and Exchange Commission (“SEC”) maintains a website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this Information Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Information Statement, and information that we file later with the SEC will automatically update and supersede this information. Therefore, you should check for reports that we may have filed with the SEC after the date of this Information Statement. We incorporate by reference the following filings (except for information therein furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act):
•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022;
•	our Proxy Statement on Schedule 14A for our 2022 annual meeting, filed with the SEC on April 29, 2022;
•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 (filed with the SEC on May 10, 2022), June 30, 2022 (filed with the SEC on August 19, 2022) and September 30, 2022 (filed with the SEC on November 15, 2022); and

•
our Current Reports on Form 8-K filed with the SEC on May 6, 2022, June 9, 2022, June 29, 2022, July 28, 2022, August 15, 2022, September 16, 2022, September 19, 2022, October 5, 2022, October 18, 2022, November 15, 2022 and November 16, 2022.

Any statement contained in this Information Statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.
This Information Statement, or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we entered into in connection with the transactions discussed herein. The descriptions of the agreements contained in this Information Statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. You can obtain copies of the Information Statement and the documents incorporated by reference in this Information Statement, including the Annual Report, through our website, www.charah.com, and from the SEC at its website, www.sec.gov, or by making written or telephone requests for such copies to:
Charah Solutions, Inc.
Attention: Investor Relations
12601 Plantside Drive
Louisville KY 40299
(502) 245-1353
You should rely only on the information provided in this Information Statement. You should not assume that the information in this Information Statement is accurate as of any date other than the date of this document. We have not authorized anyone else to provide you with any information.

DISSENTER’S RIGHTS OF APPRAISAL
Neither the DGCL nor our certificate of incorporation provides holders of our common stock or preferred stock with dissenters’ or appraisal rights in connection with the Certificate of Amendment or Reverse Stock Split.
OTHER MATTERS
Proposals by Security Holders
No stockholder proposals are included in this Information Statement.
Effective Dates
The actions will take effect on      , 2022, which is 20 calendar days following the date we first mail this Information Statement to our stockholders.
Expenses
We will bear all costs related to this Information Statement. We will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding this Information Statement to such beneficial owners.
Stockholders Sharing an Address
We will deliver only one Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

Annex A
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CHARAH SOLUTIONS, INC.
Charah Solutions, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:
1. The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on January 30, 2018, under the name Charah Solutions, Inc.
2. The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates, integrates and also further amends the Original Certificate of Incorporation, was duly adopted in accordance with Sections 242 and 245 of the DGCL and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL and filed with the Secretary of State of the State of Delaware on June 18, 2018.
3. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) amends the provisions of the Certificate of Incorporation.
4. This Amendment has been approved and duly adopted in accordance with the provisions of Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Amendment and directed that the proposed Amendment be considered by the stockholders of the Corporation. The Amendment was duly authorized by holders of a majority of the voting stock of the Corporation by written consent and duly noticed to all stockholders not signing the written consent in accordance with the provisions of Sections 228 and 242 of the DGCL, and the provisions of the Certificate of Incorporation.
5. Article IV of the Certificate of Incorporation is hereby amended by inserting the following as Section 4.1(B) and renumbering existing Section 4.1(B) to Section 4.1(C):
“(B) Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each ten (10) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the New York Stock Exchange as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. Each holder of an Old Certificate shall receive, upon surrender of such Old Certificate, a new certificate representing the number of whole shares of Common Stock to which such stockholder is entitled pursuant to the Reverse Stock Split.”
[Remainder of Page Intentionally Left Blank]
A-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation as of this     day of      , 2022.
CHARAH SOLUTIONS, INC.

By:
Name:
Title:
A-2